Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT
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September 22, 2017

This document is an Information Statement for the shareholders of the Absolute Strategies Fund and Absolute Capital Opportunities Fund (each, a "Fund" and together, the "Funds"), each a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of Kovitz Investment Group Partners, LLC ("KIG Partners") as a subadviser to the Funds, pursuant to a new subadvisory agreement between Absolute Investment Advisers LLC ("Absolute" or the "Adviser") and KIG Partners, effective July 1, 2017 (the "Subadvisory Agreement").  Under the Subadvisory Agreement, KIG Partners will provide subadvisory services to a portion of each Fund's portfolio (the "Managed Portions").

This Information Statement is intended to be mailed to the shareholders of record of each Fund as of August 31, 2017 (the "Record Date") on or about September 22, 2017.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to each Fund pursuant to separate advisory agreements between the Trust and the Adviser (the "Advisory Agreements").  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the "Board"), various asset managers ("Subadvisers") are responsible for the day-to-day portfolio management of each Fund's assets, as further described in each Fund's prospectus. The portion of each Fund's portfolio managed by a Subadviser will be determined from time to time by the Adviser, potentially in consultation with a Subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Funds; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of a Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, a Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement ("Information Statement"). This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

Information about Absolute

Absolute is the investment adviser to the Funds. Absolute oversees each Fund's investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreements, as initially approved by the Board, including a majority of the independent Board members, on May 5, 2005, with respect to the Absolute Strategies Fund, and June 12, 2015, with respect to the Absolute Capital Opportunities Fund. Each Advisory Agreement between the Adviser and the Trust was approved for an initial term of no more than two years, and must be renewed at least annually thereafter by the in-person vote of the Trustees, including a majority of the Trustees who are not parties to the Advisory Agreement or "interested persons" of any party thereto ("Independent Trustees"). The Advisory Agreements were most recently renewed by the Board on December 9, 2016.

Each Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund under the terms of each Advisory Agreement. Absolute waives its investment advisory fees for any Fund assets invested in pooled investment vehicles sponsored by it. As a result, the actual advisory fee rate paid by the Absolute Strategies Fund to Absolute for the fiscal year ended March 31, 2017 was 1.57%. With respect to the Absolute Capital Opportunities Fund, Absolute has contractually agreed to waive its fee and/or reimburse expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expense on short sales, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) to 1.85% on assets up to $100 million, 1.75% on assets above $100 million but less than $200 million, and 1.65% on assets above $200 million, through August 1, 2019. Absolute may not discontinue or reduce its obligations under this contract without the approval of the Board. As a result, the actual advisory fee rate paid by the Absolute Capital Opportunities Fund to Absolute for the fiscal year ended March 31, 2017 was 0.51%.

For the fiscal year ended March 31, 2017, the advisory fee owing to Absolute under the Advisory Agreement pertaining to the Absolute Strategies Fund was $12,694,831. Of this amount, $6,373 was waived and $6,457,610, or 0.81% of the Fund's average daily net assets, was paid to the Absolute Strategies Fund's Subadvisers and 0.78% was retained by Absolute. For the fiscal year ended March 31, 2017, the advisory fee owing to Absolute under the Advisory Agreement pertaining to the Absolute Capital Opportunities Fund was $207,310. Of this amount, $140,854 was waived and $76,330, or 0.59% of the Fund's average daily net assets, was paid to the Absolute Capital Opportunities Fund's Subadvisers and (0.07%) was retained by Absolute. Absolute is responsible for payment of all sub-advisory fees and pays each Subadviser to the Funds directly out of the advisory fees it receives. It is not expected that the retention of KIG Partners as a Subadviser will cause any material change to the aggregate percentage of the advisory fees retained by Absolute. The Absolute Strategies Fund paid brokerage commissions to Kovitz Securities, LLC, an affiliate Funds' sub-adviser, KIG Partners, during the fiscal year ended March 31, 2017. The following table sets forth information regarding brokerage commissions paid by the Absolute Strategies Fund to the affiliated broker.

Year Ended	Affiliated Broker	Total Commissions Paid to Affiliated Broker	% of Brokerage Commissions Paid to Affiliated Broker	% of Transactions Executed by Affiliated Broker
For fiscal year ended March 31, 2017	Kovitz Securities, LLC	$450	0.02%	0.17%

Information about KIG Partners

KIG Partners, 115 South LaSalle Street, 27th Floor, Chicago, IL 60603, is registered as an investment adviser under the Investment Advisers Act of 1940. KIG Partners is wholly owned by Focus Financial Partners, LLC ("Focus"), located at 825 Third Avenue, 27th Floor, New York, NY 10022, and is not an affiliated person of the Adviser. As of August 31, 2017, KIG Partners managed approximately $3 billion in assets.

KIG Partners commenced operations in 2003 as Kovitz Investment Group, LLC and provides investment advisory services for corporations, individuals, pension and profit sharing plans and other pooled investment vehicles. KIG Partners has provided investment subadvisory services to the Absolute Strategies Fund since February 7, 2007, and to the Absolute Capital Opportunities Fund since its inception on December 30, 2015. On or about June 30, 2017, an outside investor group led by Stone Point Capital acquired a majority stake in Focus (the "Transaction"). Because the Transaction resulted in a change in control of Focus, and because Focus is the parent company to KIG Partners, the Transaction resulted in a change in control of KIG Partners.

In anticipation of the Transaction, at an in-person meeting held on June 15, 2017,the Board terminated the investment subadvisory agreement between Absolute and KIG Partners dated March 23, 2016, as most recently approved on December 9, 2016 (the "Original Subadvisory Agreement") effective as of the close of the Transaction and approved a new investment subadvisory agreement (the "New Subadvisory Agreement") between Absolute and KIG Partners to be effective upon the termination of the Original Subadvisory Agreement. Following the close of the Transaction, under the New Subadvisory Agreement, KIG Partners continued to provide to the Funds the strategy previously provided by KIG Partners, as described below, and the members of KIG Partners who were responsible for the portfolio management of the Managed Portions prior to the Transaction retained those responsibilities for the Managed Portions after the Transaction.

KIG Partners employs a value based long/short equity strategy for the Managed Portions. This strategy invests in companies with strong competitive positions trading at a price well below a reasonable private market value. This strategy seeks to mitigate the permanent loss of capital by hedging through the use of listed options, index based hedges, and opportunistic shorting. KIG Partners typically looks for companies with superior sustainable competitive positions in their market niche, historically high returns on invested capital, strong free cash flow, and little or no reliance on debt financing, among other criteria. The investment committee that is responsible for the day-to-day management of KIG Partners' Managed Portions is comprised of Messrs. Mitchell Kovitz, Jonathan Shapiro, Joel Hirsh and Jason Petitte.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of KIG Partners. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which KIG Partners, any parent or subsidiary of KIG Partners, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of KIG Partners.  The address of each individual listed below is c/o Kovitz Investment Group Partners, LLC, 115 South LaSalle Street, 27th Floor, Chicago, IL 60603.

Name  Principal Occupation
Mitchell A. Kovitz                                         Chief Executive Officer
Marc S. Brenner                                             President
Theodore J. Rupp                                          Chief Financial Officer
Jonathan A. Shapiro                                     Vice President
Bruce A. Weininger                                      Vice President
Steven E. Hengst                                           Chief Compliance Officer
Robert A. Contreras                                      Chief Legal Officer
Focus Operating, LLC                                   Member/Manager
Patrick B. Wiese                                             Chief Operating Officer

KIG Partners Subadvisory Agreements

The New Subadvisory Agreement became effective on July 1, 2017. The New Subadvisory Agreement provides that KIG Partners is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portions; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Funds with respect to securities purchased in the Managed Portions and providing voting information to the Funds and their agents in relation to the Funds' annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act").

The New Subadvisory Agreement provides that KIG Partners is not responsible for any action taken or omitted, except for liability resulting from KIG Partners' bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement will continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect for a Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice by KIG Partners or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of either Fund's Advisory Agreement with the Adviser.

Board Considerations

The Board, including the Independent Trustees, approved the New Subadvisory Agreement between Absolute and KIG Partners at an in-person meeting of the Board held on June 15, 2017 (the "June Meeting"). In preparation for its deliberations at the June Meeting, the Board requested and reviewed written responses from KIG Partners to a due diligence questionnaire circulated on the Board's behalf. The Board discussed the materials with Fund counsel and, as necessary, with the Fund's administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser and was assisted by the advice of Independent Trustee counsel.

At the June Meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services provided to the Funds by KIG Partners, including information on the investment performance achieved by KIG Partners; (2)  KIG Partners' subadvisory fee; (3) the extent to which economies of scale may be realized as the Funds grow and whether the subadvisory fee enables each Fund to share in the benefits of economies of scale; and (4) other benefits received by KIG Partners from its relationship with the Funds.  The Board observed that the Original Subadvisory Agreement had been most recently approved at the December 8, 2016 meeting of the Board.

Nature, Extent and Quality of Services

The Board received materials from KIG Partners discussing KIG Partners' personnel, operations and financial condition. In this context, the Board considered the adequacy of KIG Partners' resources and the quality of services to be provided by KIG Partners under the New Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at KIG Partners who, under the Original Subadvisory Agreement had, and under the New Subadvisory Agreement would continue to have, responsibility for the Managed Portions. The Board considered the Adviser's representation that the KIG Partners portfolio managers who are currently responsible for the Managed Portions would continue in that role following the Transaction.  In this regard, the Board recognized that the evaluation process with respect to KIG Partners was an ongoing one and, in this regard, the Board considered information provided by KIG Partners at regularly scheduled meetings during the past year, including, among other things, information concerning the performance of that portion of the Funds for which KIG Partners currently provides subadvisory services.

The Board also considered the investment philosophy and decision-making processes of KIG Partners and the capability and integrity of KIG Partners' senior management and staff. In this regard, among other matters, the Board evaluated the anticipated quality of KIG Partners' services with respect to regulatory compliance and compliance with client investment policies and restrictions. The Board noted KIG Partners' representation that it is in stable financial condition and that the firm has the operational capability, the staffing and experience, and the financial strength necessary to continue providing high-quality investment sub-advisory services to the Funds. Finally, the Board took into consideration the Adviser's recommendation of KIG Partners. Based on these and other relevant considerations, the Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Funds by KIG Partners under the New Subadvisory Agreement.

Performance

The Board considered the historical contributions of the proposed portfolio managers of KIG Partners to the performance of the Funds, including while acting as a subadviser under the Original Subadvisory Agreement. In particular, the Board considered the Adviser's evaluation of the performance that KIG Partners achieved for the Managed Portions, as most recently provided to the Board by KIG Partners at a meeting of the Board held on December 8, 2016. Based on the Adviser's evaluation of KIG Partners' performance and other relevant information, the Board concluded that KIG Partners' continued management of the Managed Portions could benefit the Funds and their shareholders.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Funds, would be responsible for paying the subadvisory fees due under the New Subadvisory Agreement. The Board thus did not consider information regarding the costs of services provided or profits to be realized by KIG Partners from its relationship with the Funds, noting instead the arm's-length nature of the relationship between the Adviser and KIG Partners with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that KIG Partners' projected profitability was not a material factor in determining whether to approve the New Subadvisory Agreement.

Compensation

The Board reviewed KIG Partners' proposed compensation for providing subadvisory services to the Funds and noted that the subadvisory fee received by KIG Partners and the total advisory fee paid by the Funds would not change because the subadvisory fees are paid by the Adviser and not the Funds. The Board thus did not consider information regarding the proposed compensation to be paid to KIG Partners as a result of its relationship with the Funds, noting instead the arm's-length nature of the relationship between the Adviser and KIG Partners with respect to the negotiation of the subadvisory fee rate that would apply to KIG Partners. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Funds was not a material factor in considering the approval of the New Subadvisory Agreement.

Economies of Scale

The Board considered whether the Funds would benefit from any economies of scale with respect to the New Subadvisory Agreement. The Board determined that because the Adviser, and not the Funds, would pay the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the New Subadvisory Agreement.

Other Benefits

The Board noted KIG Partners' representation that it would not receive significant ancillary benefits as a result of its relationship with each of the Funds. As a result, the Board concluded that other benefits were not a material factor in approving the New Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Funds are multi-manager Funds for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Funds' investment objectives, the Board gave significant weight to the Adviser's recommendation that KIG Partners be appointed as a subadviser to the Funds and to the Adviser's representation that the appointment of KIG Partners would positively contribute to the Adviser successfully executing the overall strategies of the Funds. Based on its review, including consideration of each of the factors referenced above, and its consideration of information received throughout the year from the Adviser and KIG Partners, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the New Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Funds and such other matters as the Board considered relevant.

Fund Ownership Information

Absolute Strategies Fund

As of the Record Date, there were 43,249,849.10 shares and 2,225,762.20 shares outstanding of the Absolute Strategies Fund's Institutional and R Shares, respectively. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Absolute Strategies Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Absolute Strategies Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	27,354,888.60	63.25%
National Financial Services	200 Liberty Street, New York, NY 10281	7,786,620.04	18.00%

R Shares
Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	101 Montgomery Street, San Francisco, CA 94104	1,502,479.62	67.50%

Absolute Capital Opportunities Fund

As of the Record Date, there were 1,293,232.863 shares outstanding of the Absolute Capital Opportunities Fund. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Absolute Capital Opportunities Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Absolute Capital Opportunities Fund as of the Record Date.

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Absolute Strategies Fund	Three Canal Plaza Portland, ME 04101	1,289,545.227	99.70%

Additional Information

Shareholders can find additional information about the Funds in the Funds' most recent annual report dated as of March 31, 2017 and in the Funds' semi-annual report dated as of September 30, 2017, when available. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Funds, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Funds' prospectuses, statements of additional information, annual report and semi-annual report can be viewed online or downloaded from the Funds' website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Funds at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Funds.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.